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                                                                  EXHIBIT 23.5

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of AmeriPath, Inc. on Form S-1 of our reports appearing in the Prospectus, which is part of this Registration Statement, as follows: dated October 2, 1996 on the combined financial statements of Pathology Associates P.S.C. and Technical Pathology Services, Inc.; dated November 1, 1996 on the financial statements of Beno Michel, M.D., Inc.; and dated November 8, 1996 on the financial statements of David R. Barron, M.D., Inc. We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Cincinnati, Ohio

November 26, 1996